Exhibit 3.63

ARTICLES OF ORGANIZATION

OF

AHNY-DME LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: AHNY-DME LLC.

SECOND: The county within this state in which the principal office of the limited liability company is to be located is: New York County.

THIRD: The secretary of state is designated as agent of the limited liability company upon whom process against it may be served. The post office address within or without this state to which the secretary of state shall mail a copy of any process against the limited liability company served upon him or her is: c/o National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001.

FOURTH: The name and street address within this state of the registered agent of the limited liability company upon whom and at which process against the limited liability company can be served is: National Registered Agents, Inc., 875 Avenue of the Americas, Suite 501, New York, New York 10001.

FIFTH: These Articles of Organization shall be effective upon filing.

/s/ Salvatore Gagliardi
Salvatore Gagliardi
Organizer